                                                                    EXHIBIT 15.1

                   CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

                        CONSOLIDATED FINANCIAL STATEMENTS

                   FOR THE YEARS ENDED JUNE 30, 2004 AND 2003

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

We have audited the accompanying consolidated balance sheets of Crown Gold Recoveries (Proprietary) Limited and its subsidiaries as of June 30, 2004 and 2003, and the related consolidated income statements, statements of changes in equity and cash flow statements for each of the years in the two-year period ended June 30, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crown Gold Recoveries (Proprietary) Limited and its subsidiaries at June 30, 2004 and 2003, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2004, in conformity with South African Statements of Generally Accepted Accounting Practice.

The accompanying financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 19 to the financial statements, the Group has suffered recurring losses from operations and has a net capital deficiency and its current liabilities exceed its current assets. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 19. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

KPMG INC
Registered Accountants and Auditors
Chartered Accountants (SA)

/s/ W van der Merwe
----------------------------
W van der Merwe
Director

Johannesburg, Republic of South Africa
November 26, 2004

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

CONSOLIDATED INCOME STATEMENTS
for the years ended June 30

                                  Notes       2004        2003
                                            R'000       R'000
REVENUE                               2     643,610     571,894

COST OF SALES                              (646,760)   (582,808)
                                           --------    --------
Operating costs                            (599,338)   (522,231)
Depreciation                          5     (19,637)    (45,266)
Retrenchment costs                              (56)          -
Movement in provision for
environmental rehabilitation         12     (28,094)    (15,958)
Movement in gold-in-process                     365         647
                                           --------    --------
GROSS LOSS                                   (3,150)    (10,914)
Administration expenses                     (29,372)    (27,149)
Impairment of mining assets                 (44,964)   (204,987)
                                           --------    --------
NET OPERATING LOSS                    3     (77,486)   (243,050)
Other income                                  9,212      15,728
Interest received                             1,124       1,619
Interest paid                               (53,368)    (50,769)
                                           --------    --------
LOSS BEFORE TAXATION                       (120,518)   (276,472)
Taxation                              4        (166)       (586)
                                           --------    --------
NET LOSS FOR THE YEAR                      (120,684)   (277,058)
                                           ========    ========

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

CONSOLIDATED BALANCE SHEETS
at June 30

ASSETS                                   Notes      2004        2003
                                                   R'000       R'000
NON-CURRENT ASSETS                                 108,575      93,615
                                                  --------    --------
Mining assets                                5     100,638      86,175
Investments                                  6       7,937       7,440
                                                  --------    --------

CURRENT ASSETS                                      54,843      81,086
                                                  --------    --------
Inventories                                  7      18,536      19,362
Accounts receivable                                 15,330      20,747
Taxation                                               128           -
Cash and cash equivalents                           20,849      40,977
                                                  --------    --------
TOTAL ASSETS                                       163,418     174,701
                                                  ========    ========

EQUITY AND LIABILITIES

CAPITAL AND RESERVES
Share capital                                8          - *         - *
Accumulated loss                                  (596,997)   (476,313)
                                                  --------    --------
Shareholders' deficit                             (596,997)   (476,313)

NON-CURRENT LIABILITIES                            588,264     428,558
                                                  --------    --------
Shareholders' loans                          9     361,872     298,413
Long-term liabilities                       10     130,306      66,267
Provision for post-retirement
medical benefits                            11       9,577       5,463
Provision for environmental
rehabilitation                              12      86,509      58,415
                                                  --------    --------

CURRENT LIABILITIES                                172,151     222,456
                                                  --------    --------
Taxation                                                 -          15
Leave pay provision                         13      12,612       6,420
Short-term portion of shareholders'
loans                                        9       3,934      23,359
Accounts payable and accrued
liabilities                                        151,859     192,662
Bank overdraft                                       3,746           -
                                                  --------    --------
TOTAL EQUITY AND LIABILITIES                       163,418     174,701
                                                  ========    ========

* Less than R1,000.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY for the years ended June 30

                            NUMBER OF
                            ORDINARY        SHARE      ACCUMULATED
                             SHARES        CAPITAL        LOSS         TOTAL
                                            R'000        R'000         R'000
Balance at June 30, 2002          100            -*      (199,255)     (199,255)

Net loss for the year               -                    (277,058)     (277,058)
                                         ---------     ----------    ----------

BALANCE AT JUNE 30, 2003          100            -*      (476,313)     (476,313)

Net loss for the year                                    (120,684)     (120,684)
                                         ---------     ----------    ----------

BALANCE AT JUNE 30, 2004          100            -*      (596,997)     (596,997)
                                         =========     ==========    ==========

* Less than R1 000.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

CONSOLIDATED CASH FLOW STATEMENTS
for the years ended June 30

                                             Notes      2004        2003
                                                        R'000       R'000
CASH FLOW FROM OPERATING ACTIVITIES

Cash received from sales of precious metals            643,610     571,894
Cash paid to suppliers and employees                  (674,704)   (464,266)
                                                      --------    --------
Cash (applied to)/generated by                 A       (31,094)    107,628
operations
Interest received                                        1,124       1,619
Taxation paid                                             (310)       (581)
Interest paid                                          (21,181)    (25,334)
                                                      --------    --------
NET CASH FLOW FROM OPERATING ACTIVITIES                (51,461)     83,332
                                                      --------    --------

CASH FLOW FROM INVESTING ACTIVITIES

Net purchase of mining assets                          (79,056)    (63,272)
Purchase of non-current investments
and other assets                                            (9)          -
Acquisition of subsidiary net of cash
acquired                                       B                   (99,065)
                                                      --------    --------
NET CASH FLOWS FROM INVESTING ACTIVITIES               (79,065)   (162,337)
                                                      --------    --------

CASH FLOW FROM FINANCING ACTIVITIES

Proceeds from long-term borrowings                      64,038      17,613
Proceeds from shareholders' loans                       42,614      77,574
                                                      --------    --------
NET CASH FLOWS FROM FINANCING ACTIVITIES               106,652      95,187
                                                      ========    ========

Net (decrease)/increase in cash and
cash equivalents                                       (23,874)     16,182
Cash and cash equivalents - at
beginning of year                                       40,977      24,795
                                                      --------    --------

CASH AND CASH EQUIVALENTS - AT END OF
YEAR                                           C        17,103      40,977
                                                      ========    ========

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED CASH FLOW STATEMENTS for the years ended June 30

                                                      2004        2003
                                                      R'000       R'000
A. RECONCILIATION OF LOSS BEFORE TAXATION TO
   CASH (APPLIED TO)/ GENERATED BY OPERATIONS

   Loss before taxation                             (120,518)   (276,472)
   Adjusted for:                                     154,385     316,049
                                                    --------    --------
   Depreciation                                       19,637      45,266
   Movement in environmental
   rehabilitation provision                           28,094      15,958
   Movement in gold-in-process                          (365)       (647)
   Impairment of mining assets                        44,964     204,987
   Interest received                                  (1,124)     (1,619)
   Interest paid                                      53,368      50,769
   Growth in rehabilitation trust fund                  (518)       (767)
   Rehabilitation payments from trust fund                30          23
   Provisions for employee benefits raised
   during the year                                    10,306       2,089
   Profit on sale of mining assets                        (7)        (10)
                                                    --------    --------
   Working capital changes:                          (64,961)     68,051
                                                    --------    --------
   Inventories                                         1,192      (1,683)
   Accounts receivable                                 6,838       5,736
   Accounts payable and accrued liabilities          (72,991)     63,998
                                                    --------    --------
   Cash (applied to)/generated by operations         (31,094)    107,628
                                                    ========    ========

B. ACQUISITION OF SUBSIDIARY NET OF CASH ACQUIRED

   Mining assets                                                 179,862

   Inventories                                                     1,682

   Accounts receivable                                            17,110

   Cash and cash equivalents                                       5,307

   Provision for environmental rehabilitation                    (21,469)

   Accounts payable                                              (69,897)

   Leave pay provisions                                           (8,223)
                                                                --------
   TOTAL NET BOOK VALUE AT DATE OF
   ACQUISITION                                                   104,372

   LESS CASH AND CASH EQUIVALENTS OF
   ACQUIRED ENTITY                                                (5,307)
                                                                --------
   NET CONSIDERATION                                              99,065
                                                                ========

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED CASH FLOW STATEMENTS for the years ended June 30

                                2004       2003
                                R'000      R'000
C. CASH AND CASH EQUIVALENTS

   Cash and cash equivalents    20,849    40,977

   Bank overdraft               (3,746)        -
                               -------    ------
                                17,103    40,977
                               =======    ======

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003

1.    PRINCIPAL ACCOUNTING POLICIES

1.1   BASIS OF PREPARATION

      The financial statements are prepared on the historical cost basis as modified by the revaluation of certain financial instruments to fair value and incorporate the following principal accounting policies, which are consistent with those applied the previous year and comply with South African Statements of Generally Accepted Accounting Practice.

1.2   CONSOLIDATION

      The financial statements incorporate the financial statements of the Company, its subsidiaries and their associated environmental rehabilitation trust funds. The results of the subsidiaries are included from the date on which effective control was acquired up to the date control ceased to exist.

      All inter-company transactions and balances have been eliminated. Unrealized profits that arise between Group entities are also eliminated.

1.3   GOODWILL

      Goodwill represents the excess of the purchase consideration over the Group's interest in the fair value of the identifiable assets and liabilities of the acquired subsidiary at the date of acquisition.

      The carrying amount of goodwill is reviewed annually and written down for impairment where considered necessary.

1.4   MINING ASSETS

1.4.1 Mine development

      Development costs relating to major programmes at existing mines and plants are capitalized. Development costs consist primarily of expenditures to initially establish a mine and to expand the capacity of operating mines and plants. Ordinary development costs to maintain production are expensed as incurred.

      Initial development and pre-production costs relating to a new facility, including interest on borrowed funds used to develop the facility, are capitalized until the facility is brought into production, at which time the costs are amortized.

1.4.2 Plant and machinery

      Plant and machinery are recorded at cost of acquisition less sales, recoupments and amounts written off. Depreciation of plant facilities is computed principally by the life of mine method based on estimated proven and probable ore reserves. Proven and probable ore reserves reflect estimated quantities of economically recoverable reserves, which can be recovered in the future from known sand, slime and archive material from previously worked out mines.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

1.    PRINCIPAL ACCOUNTING POLICIES (continued)

1.4   MINING ASSETS (continued)

1.4.3 Equipment and vehicles

      Equipment and vehicles are shown at cost less accumulated depreciation. Depreciation is calculated using the straight line method, principally over estimated useful lives of 2 to 5 years.

1.4.4 Impairment

      Recoverability of the mining assets of the Group, which include development costs, is reviewed annually. Estimated future net cash flows are calculated using estimates of proven and probable ore reserves, estimated future sales (considering historical and current prices, price trends and related factors), operating costs, development costs and rehabilitation costs. Reductions in the carrying value of the mining assets of the Group are recorded to the extent that the carrying value exceeds the estimate of future discounted net cash flows.

      Management's estimates of future cash flows are subject to risks and uncertainties. Therefore, it is reasonably possible that changes could occur which may affect the recoverability of the Group's mining assets.

1.5   OPERATING LEASES

      Leases where the lessor retains the risks and rewards of ownership of the underlying asset are classified as operating leases. Payments made under operating leases are charged against income on a straight line basis over the period of the lease.

1.6   INVESTMENTS

      Investments are accounted for at fair value or at cost where fair value cannot be reliably measured. Gains and losses are included in the income statement.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

1.    PRINCIPAL ACCOUNTING POLICIES (continued)

1.7   INVENTORIES

      Inventories, which include gold work-in-process and consumables, are stated at the lower of cost and net realizable value. The cost of gold work-in-process is based on related production costs, which include amortization. The cost of consumables is determined by the weighted average cost method. Where necessary, provision is made for obsolete, slow moving or defective inventory.

1.8   ENVIRONMENTAL REHABILITATION

      Long-term environmental obligations comprising decommissioning and restoration, are based on the Group's environmental management plans, in compliance with the current environmental and regulatory requirements.

1.8.1 Decommissioning costs

      Provision is made for the net present value of the estimated future decommissioning costs at the end of operating life of the facilities, with a corresponding increase in the carrying value of the related asset. The unwinding of the decommission obligation is included in the income statement. The estimated future costs of decommission obligations are regularly reviewed and adjusted as appropriate for new circumstances or changes in law or technology. The estimates are discounted at a pre-tax rate that reflects current market assessments of the time value of money.

1.8.2 Restoration costs

      Estimated restoration costs are accrued based on present obligations, as environmental damage is incurred. Estimated costs are regularly reviewed and adjusted as appropriate for changed circumstances. Expenditure on ongoing rehabilitation costs is brought to account when incurred.

1.8.3 Environmental rehabilitation trust

      Periodic contributions are made to rehabilitation trust funds created in accordance with South African statutory requirements, to fund the estimated cost of rehabilitation during and at the end of the life of the facility.

1.9   REVENUE RECOGNITION

      Gold bullion revenue (and revenue from related by-products) is recognized when it is delivered to the relevant refinery, at which stage all risks and rewards of ownership pass from the Group.

      Dividends are recognised when the right to receive payment is established. Interest is recognized on a time proportion basis taking account of the principal outstanding and the effective rate to maturity on the accrual basis.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

1.    PRINCIPAL ACCOUNTING POLICIES (continued)

1.10  RETIREMENT AND OTHER EMPLOYEE BENEFITS

      Defined contribution plans

      The Group contributes to a defined contribution fund. Contributions to defined contribution funds are charged against income as incurred.

      Post-retirement medical benefits

      The expected costs of post-retirement medical benefits are assessed in accordance with the advice of qualified actuaries and contributions to the relevant fund, including the costs of improved benefits or experience adjustments, are charged to income over the service lives of employees entitled to those benefits.

      The Projected Unit Credit Method is used to determine the present value of the post-retirement medical benefit and related current service cost and, where applicable, past service cost.

      Actuarial gains or losses in respect of the post-retirement medical benefit is recognized as income or expense if the net cumulative unrecognized actuarial gains and losses at the end of the previous reporting period exceeded the greater of:

      - 10% of the present value of the obligation at that date before deducting plan assets, and

      -     10% of the fair value of any plan assets at that date.

      The amount recognized is the excess determined above, divided by the expected average remaining working lives of the employees participating in the plan.

      Past service costs are recognized as an expense on a straight line basis over the average period until the benefits vest. To the extent that the benefits have already vested, past service costs are recognized immediately.

1.11  TAXATION

      Current tax comprises tax payable calculated on the basis of the expected taxable income for the year, using the tax rates enacted at the balance sheet date, and any adjustment of tax payable for previous years.

      Deferred tax is provided using the balance sheet liability method, based on temporary differences. Temporary differences are differences between the carrying amounts of assets and liabilities for financial reporting purposes and their tax base. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities using tax rates enacted or substantively enacted at the balance sheet date. Deferred tax is charged to the income statement except to the extent that it relates to a transaction that is recognized directly in equity, or a business combination that is an acquisition. The effect on deferred tax of any changes in tax rates is recognized in the income statement, except to the extent that it relates to items previously charged or credited directly to equity. NOTES TO THE FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

1.    PRINCIPAL ACCOUNTING POLICIES (continued)

1.11  TAXATION (continued)

      A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the associated unused tax losses and deductible temporary differences can be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be recognized.

1.12  FINANCIAL INSTRUMENTS

      Financial instruments recognized on the balance sheet include investments, accounts receivable, cash and cash equivalents, long-term and short-term liabilities, accounts payable and accrued liabilities, and bank overdrafts.

      Measurement

      Financial instruments are initially measured at cost, including transaction costs, when the Group becomes a party to the contractual arrangements. The subsequent measurement of financial instruments is dealt with in the individual policy statements associated with the relevant item.

      Investments

      Investments are classified as held for trading and are accounted for at fair value or at cost where fair value cannot be reliably measured. Realized and unrealized investment gains and losses are included in earnings for the relevant period.

      Accounts receivable

      Accounts receivable are carried at anticipated realizable value. Estimates are made for doubtful debts. Irrecoverable amounts are written off during the year in which they are identified.

      Cash and cash equivalents

      Cash and cash equivalents comprise cash on hand. The carrying amount of cash and cash equivalents is stated at cost, which approximates fair value.

      Financial liabilities

      Non-derivative financial liabilities are recognized at amortized costs, comprising original debt less principal payments and amortizations.

      Derivative instruments

      Derivative instruments are measured at fair value.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

1.    PRINCIPAL ACCOUNTING POLICIES (continued)

1.12  FINANCIAL INSTRUMENTS (continued)

      Gains and losses on subsequent measurement

      Gains and losses arising from a change in the fair value of financial instruments that are not part of a hedging relationship are included in net profit or loss in the period in which the change arises.

      Gains and losses from measuring the fair value of the hedging instruments relating to a fair value hedge are recognized immediately in net profit or loss.

      Gains and losses from remeasuring the hedging instruments relating to a cash flow hedge to fair value are initially recognized directly in equity. If the hedged firm commitment or forecast transaction results in the recognition of an asset or a liability, the cumulative amount recognized in equity up to the transaction date is adjusted against the initial measurement of the asset or liability. For other cash flow hedges, the cumulative amount recognized in equity is included in net profit or loss in the period when the commitment or forecast transaction affects profit or loss.

      Where the hedging instrument or hedge relationship is terminated but the hedged transaction is still expected to occur, the cumulative unrealized gain or loss at that point remains in equity and is recognized in accordance with the above policy when the transaction occurs. If the hedged transaction is no longer expected to occur, the cumulative unrealized gain or loss is recognized in the income statement immediately.

1.13  FOREIGN CURRENCIES

      Transactions in foreign currencies are recorded at the rate of exchange ruling at the transaction date. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange ruling at the balance sheet date. Gains and losses arising on translation are credited to or charged against income.

1.14  PROVISIONS

      Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, for which it is probable that an outflow of economic benefits will occur, and where a reliable estimate can be made of the amount of the obligation.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

                                                        2004        2003
                                                        R'000       R'000
2.     REVENUE

       Gold revenue                                    636,603     570,833
       By-product revenue                                7,007       1,061
                                                      --------    --------
       Total revenue                                   643,610     571,894
                                                      --------    --------

3.     NET OPERATING LOSS
       Net operating loss includes the following:

       Royalties paid                                        -      (2,538)

       Employment remuneration                        (212,581)   (224,269)
                                                      --------    --------
       - salaries and wages                           (191,620)   (133,574)
       - pension fund contributions                     (8,818)     (6,921)
       - contracted employees                          (12,143)    (83,774)
                                                      --------    --------

       Management, technical, administrative and
       secretarial service fees paid
       to Durban Roodepoort Deep, Limited and Khumo
       Bathong Holdings Limited                        (23,967)    (25,626)

       Profit on the sale of mining assets                   7          10
       Profit on the sale of listed investments              -       2,080
       Dividends received                                    -         580

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

                                                                                     2004        2003
                                                                                     R'000       R'000
4.     TAXATION

       South African normal tax
       - current non-mining tax                                                         166         586
                                                                                   --------    --------

       Mining tax on mining income is determined on a formula which takes into account the profit and revenues from mining operations during the year.
       The statutory tax rate, which is determined by the formula, varies.

       Income other than from mining operations is taxable at a rate of 38%, since the Company has, in terms of South African tax legislation, opted for a tax regime which does not require the deduction of Secondary Tax on Companies (STC) on dividends declared.

       Unredeemed capital expenditure allowances available for set-off against
       future mining income                                                        (518,801)   (384,052)
                                                                                   --------    --------

       No deferred tax asset has been raised as it is uncertain whether future taxable profits will be earned against which the assessed tax losses and unredeemed capital expenditure could be utilized.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

                                                       2004        2003
                                                       R'000       R'000
5.     MINING ASSETS

       TOTAL

       Cost
       Opening balance                                498,229     255,106
       Acquired through purchase of subsidiary              -     179,862
       Additions                                       79,832      63,377
       Disposals                                         (826)       (116)
                                                     --------    --------
       Closing balance                                577,235     498,229
                                                     ========    ========

       Accumulated depreciation
       Opening balance                               (412,054)   (161,822)
       Depreciation                                   (19,637)    (45,266)
       Impairment charge                              (44,964)   (204,987)
       Disposals                                           58          21
                                                     --------    --------
       Closing balance                               (476,597)   (412,054)
                                                     --------    --------
       Net carrying value                             100,638      86,175
                                                     ========    ========

       MINE DEVELOPMENT

       Cost
       Opening balance                                188,304           -
       Acquired through the purchase of subsidiary          -     176,083
       Additions                                       14,914      12,221
       Disposals                                         (684)          -
                                                     --------    --------
       Closing balance                                202,534     188,304
                                                     ========    ========

       Accumulated depreciation
       Opening balance                               (187,924)          -
       Depreciation                                    (1,760)    (18,204)
       Impairment charge                              (12,569)   (169,720)
       Disposals                                            -           -
                                                     --------    --------
       Closing balance                               (202,253)   (187,924)
                                                     --------    --------
       Net carrying value                                 281         380
                                                     ========    ========

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

5. MINING ASSETS (continued)


                                                2004        2003
                                                R'000       R'000
PLANT AND MACHINERY

Cost
Opening balance                                303,397     251,542
Acquired through the purchase of subsidiary          -         735
Additions                                       64,244      51,156
Disposals                                            -         (36)
                                              --------    --------
Closing balance                                367,641     303,397
                                              ========    ========

Accumulated depreciation
Opening balance                               (220,136)   (158,481)
Depreciation                                   (17,092)    (26,388)
Impairment charge                              (32,244)    (35,267)
Disposals                                            -           -
                                              --------    --------
Closing balance                               (269,472)   (220,136)
                                              --------    --------
Net carrying value                              98,169      83,261
                                              ========    ========

EQUIPMENT AND VEHICLES

Cost
Opening balance                                  6,528       3,564
Acquired through purchase of subsidiary              -       3,044
Additions                                          674           -
Disposals                                         (142)        (80)
                                              --------    --------
Closing balance                                  7,060       6,528
                                              ========    ========

Accumulated depreciation
Opening balance                                 (3,994)     (3,341)
Depreciation                                      (785)       (674)
Impairment charge                                 (151)          -
Disposals                                           58          21
                                              --------    --------
Closing balance                                 (4,872)     (3,994)
                                              --------    --------
Net carrying value                               2,188       2,534
                                              ========    ========

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

                                                                                    2004       2003
                                                                                    R'000      R'000

6.     INVESTMENTS

       Investments in unlisted mining companies
       at fair value and directors' valuation                                        2,010      2,001

       Investment in environmental rehabilitation trust funds

       Opening balance                                                               5,439      4,695
       Growth in environmental rehabilitation trust fund                               518        767
       Rehabilitation payments from funds                                              (30)       (23)
                                                                                   -------    -------
       Closing balance                                                               5,927      5,439
                                                                                   =======    =======

       Total                                                                         7,937      7,440
                                                                                   =======    =======

7.     INVENTORIES

       Gold-in-process                                                               6,159      5,793
       Consumables and engineering spares                                           12,377     13,569
                                                                                   -------    -------
                                                                                    18,536     19,362
                                                                                   =======    =======

8.     SHARE CAPITAL

       Authorised:

       4,000 ordinary shares of R1 each                                                  4          4
                                                                                   -------    -------
       Issued:
       100 ordinary shares of R1 each                                                   - *        - *
                                                                                   -------    -------

       Until the forthcoming annual general meeting the directors have the power to issue the unissued shares on such terms and conditions as they may determine, subject to Section 222 of the Companies Act.

* Less than R1,000

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

                                                        2004        2003
                                                        R'000       R'000
9.     SHAREHOLDERS' LOANS

       Secured

       Durban Roodepoort Deep, Limited           a.     49,603      49,603
       Durban Roodepoort Deep, Limited           b.     13,359      12,281
       Durban Roodepoort Deep, Limited           c.     36,667      24,000
       Durban Roodepoort Deep, Limited           d.     34,209         495
       Durban Roodepoort Deep, Limited           e.     16,000           -

       The loans are secured by a general
       notarial bond over assets of the Group.

       Unsecured

       Crown Consolidated Gold
       Recoveries Limited                        f.     74,232      74,232
       Crown Consolidated Gold
       Recoveries Limited                        g.     23,246      23,246
       Durban Roodepoort Deep, Limited           h.      3,860      22,760
       Khumo Bathong Holdings (Pty) Ltd          i.    114,556     114,556
       Khumo Bathong Holdings (Pty) Ltd          j.         74         599
                                                      ========    ========
       Gross shareholders' loans                       365,806     321,772
       Less: current liabilities                        (3,934)    (23,359)
                                                      --------    --------
       Net long-term portion of
       shareholders' loans                             361,872     298,413
                                                      ========    ========

      a. The loan bears interest at the publicly quoted basic rate of interest per annum at which the Standard Bank of South Africa Limited lends on overdraft to its first class corporate borrowers. Interest is calculated monthly in arrear. The loan is repayable within 84 months on demand. The lender has agreed to an indefinite suspension of all payments of principal and interest.

      b. The loan bears interest at the publicly quoted basic rate of interest per annum at which the Standard Bank of South Africa Limited lends on overdraft to its first class corporate borrowers. Interest is calculated monthly in arrear. The loan is repayable on demand. The lender has agreed to an indefinite suspension of all payments of principal and interest.

      c. The loan bears interest at the publicly quoted basic rate of interest per annum at which the Standard Bank of South Africa Limited lends on overdraft to its first class corporate borrowers. Interest is calculated monthly in arrear. The loan is repayable in equal portions over 60 months, commencing in January 2004. The lender has agreed to an indefinite suspension of all payments of principal and interest.

      d. The loan has no fixed repayment terms. Interest is calculated at prime less 0.5% overdraft rate. The lender has agreed to an indefinite suspension of all payments of principal and interest.

      e. The loan has no fixed repayment terms. Interest is calculated at 2.5% below prime overdraft rate. The lender has agreed to an indefinite suspension of all payments of principal and interest.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

9.    SHAREHOLDERS' LOANS (continued)

      f. The loan bears interest at the publicly quoted basic rate of interest per annum at which the Standard Bank of South Africa Limited lends on overdraft to its first class corporate borrowers. Interest is calculated monthly in arrear. The loan is repayable within 84 months on demand. The lender has agreed to an indefinite suspension of all payments of principal and interest.

      g. The loan is interest free and repayable on demand. The lender has agreed to an indefinite suspension of all payments of principal and interest.

      h.    The loan is interest free and repayable on demand.

      i. The loan bears interest at the publicly quoted basic rate of interest per annum at which the Standard Bank of South Africa Limited lends on overdraft to its first class corporate borrowers. Interest is calculated monthly in arrear. The loan is repayable within 84 months on demand. The lender has agreed to an indefinite suspension of all payments of principal and interest.

      j.    The loan is interest free and repayable on demand.

                                                   2004     2003
                                                   R'000    R'000
10.    LONG-TERM LIABILITIES
       Secured
       Industrial Development Corporation
       of South Africa Limited              a.    55,000   40,687
       Industrial Development Corporation
       of South Africa Limited              b.    75,306   25,580
                                                 -------   ------
                                                 130,306   66,267
                                                 =======   ======

      a. The loan bears interest at the prime overdraft rate. Interest is calculated monthly in arrear. The lender has agreed to an indefinite suspension of all payments of principal and interest.

      b. The loan bears interest at 0.5% below the prime overdraft rate. Interest is calculated on the balance of the capital outstanding from day to day and is payable monthly in arrears on the last day of every successive month. The lender has agreed to an indefinite suspension of all payments of principal and interest.

            The loans are secured by a general notarial bond over assets of the Group.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

11.   EMPLOYEE BENEFIT PLANS

      DEFINED CONTRIBUTION PLANS

      The Group participates in a number of industry-based retirement plans for the benefit of its employees. Certain employees participate in the Sentinel Mining Industry Retirement Fund, a defined contribution fund. Other employees participate in the Crown Employee Benefit Plan and the Mineworkers' Provident Fund, both of which are defined contribution plans.

      All funds are independently managed and governed by the South African Pension Funds Act, 1965.

      Skilled workers participate in multi-employer plans, which pay certain medical costs. Employer contributions are determined on an annual basis by the funds. Qualifying dependants receive the same benefits as active employees other than as discussed below. The Group has no legal obligation to retirees and their qualifying dependants for any contributions towards these medical funds.

      PROVISION FOR POST-RETIREMENT MEDICAL BENEFITS

      The Group has an obligation to fund a portion of the medical aid contributions of its employees after they have retired. A provision for post-retirement medical benefits amounting to R9.6 million (2003:R5.5 million) has been raised in the balance sheet based on the latest calculations of independent actuaries performed as at January 1, 2003. Post-retirement medical benefits are actuarially valued every three years.

                                                                                 2004     2003
                                                                                 R'000    R'000
12     PROVISION FOR ENVIRONMENTAL REHABILITATION

       Analysis of rehabilitation provision:

       Opening balance                                                          58,415   42,457
       Charge to the income statement                                           28,094   15,958
                                                                                ------   ------
       Closing balance                                                          86,509   58,415
                                                                                ======   ======

       The provision for rehabilitation comprises:

       Provision for decommissioning                                            48,318   49,240
       Provision for restoration                                                38,191    9,175
                                                                                ------   ------
       Amounts provided for in the balance sheet                                86,509   58,415
                                                                                ======   ======

       The Group's estimated cost of closure is reviewed annually and the directors are satisfied that adequate provision is made to meet future obligations. Ongoing rehabilitation expenditure is included in working costs.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

13.    LEAVE PAY PROVISION

                                                         AMOUNTS INCURRED
                                          ADDITIONAL      AND CHARGED TO
                      OPENING BALANCE   PROVISION MADE       PROVISION      CLOSING BALANCE
                            R'000            R'000            R'000             R'000
Leave pay provision        6,420             6,192                  -            12,612
                           =====             =====              =====            ======

                                                  2004       2003
                                                  R'000      R'000
14.   COMMITMENTS

      Capital expenditure

      Capital expenditure approved but not yet
      contracted for                                   2    103,290
                                                 =======    =======

      This expenditure will be financed from
      available cash resources and
      banking facilities.

15.   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

      In the normal course of its operations the Group is exposed to credit, foreign currency, commodity price, interest rate and liquidity risk.

15.1  Concentration of risk

      The Group's financial instruments do not represent a concentration of credit risk because the Group deals with major banks and a reputable refinery, and its debtors and loans are regularly monitored. An adequate level of provision is maintained where necessary.

      Because of the international market for gold, the Group believes that no concentration of credit risk exists with respect to the selected refinery, which refines and sells gold on behalf of the Group.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

15.   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

15.2  Foreign currency and commodity price risk

      Generally, the Group does not hedge its exposure to gold price fluctuation risk and sells at market spot prices.

      The Group sells its gold in US Dollars. As a result, the Group is subject to transaction exposure from fluctuations in the foreign currency exchange rates. It is the Group's current policy not to hedge foreign currency exchange rate risk. The Group is not subject to any other foreign currency exposure.

15.3  Interest rates and liquidity risk

      Fluctuations in interest rates impact on the value of short-term cash investments and financing activities, giving rise to interest rate risk.

      In the ordinary course of business, the Group receives cash from its operations, and shareholders where necessary, and it is required to fund working capital and capital expenditure requirements. This cash is managed to ensure surplus funds are invested to achieve maximum returns while minimizing risks.

15.4  Fair value

      The fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a liquidation sale.

      The carrying amounts of investments, accounts receivable, cash and cash equivalents, bank overdraft and accounts payable and accrued liabilities are reasonable estimates of their fair values because of the short-term maturity of such investments. Fair values for the long-term liabilities and shareholders' loans are not determinable as the lenders have agreed to an indefinite suspension of all payments of principal and interest. These loans are carried at amortized cost.

16.   DERIVATIVE INSTRUMENTS

      The Group has entered into hedging transactions which mature in the year ended 30 June 2005. The transactions consists of forward gold sales of 1700 ounces per month until February 2005 at an average strike price of US$376. As at June 30, 2004, the fair value of the instrument was a liability of R2 million. This instrument is not recognized on the balance sheet, as it is a regular way purchase or sale agreement.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003(continued)

17.   RELATED PARTY TRANSACTIONS

      The Group has related party relationships with its shareholders, directors and senior management. Related party transactions are at arm's length.

      MATERIAL RELATED PARTY TRANSACTIONS

                              2004                          2003
                INTEREST   MANAGEMENT          Interest   Management
                PAYABLE    FEES PAID   TOTAL    payable    fees paid    Total
                 R'000       R'000     R'000     R'000       R'000      R'000
Crown
Consolidated
Gold
Recoveries
Limited           9,319          -     9,319    12,499           -      12,499

Durban
Roodepoort
Deep, Limited    15,717     21,087    36,804    16,515      22,026      38,541

Khumo Bathong
Holdings
Limited          14,379      2,880    17,259    18,843       3,600      22,443
                 ------     ------    ------    ------      ------      ------
                 39,415     23,967    63,382    47,857      25,626      73,483
                 ------     ------    ------    ------      ------      ------

      Shareholders' loans are disclosed in note 9.

      DR. M.P. NCHOLO FUNERAL ASSISTANCE

      During 2004, financial assistance was provided by ERPM to the family of Dr. M.P. Ncholo, a director, with regards to funeral expenses relating to the death of a family member who was a temporary employee of ERPM. This assistance amounted to R90,447 and was still outstanding at year end.

18.   NATURE OF BUSINESS AND HOLDING COMPANY

      The Company was incorporated in the Republic of South Africa on September 7, 1988, and operates a gold mine and surface retreatment plants in South Africa. On July 1, 2002, Crown Consolidated Gold Recoveries Limited ("CCGR") a wholly-owned subsidiary of Durban Roodepoort Deep, Limited ("DRD") sold 60% of Crown Gold Recoveries (Pty) Limited ("CGR") in a black economic empowerment deal to Khumo Bathong Holdings (Pty) Ltd ("KBH"). KBH is the controlling shareholder (60%) and DRD the minority shareholder (40%), through its wholly-owned subsidiary CCGR. The Company is managed by its directors on behalf of its shareholders. In October 2002, CGR acquired the East Rand Proprietary Mines Limited ("ERPM") for R100 million.

      The Group comprises CGR and its subsidiaries.

      The Company's registered address is:
      45 Empire Road
      Parktown
      Johannesburg, 2193
      South Africa

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

19.   GOING CONCERN

      The Group incurred significant losses during the year ended June 30, 2004, and continued to incur losses after year end. At year end the Group's current liabilities exceeded their current assets and their total liabilities exceeded their total assets. These facts give rise to significant doubt as to the Group's ability to realize its assets and to settle its obligations in the normal course of business.

      ERPM has undergone extensive restructuring subsequent to year end. The outcome of the restructuring programme was for ERPM's underground operations to be placed on a controlled closure programme, which was originally scheduled to be completed in March 2005. Following the retrenchment of 806 employees in August 2004, the mine has achieved a significant reduction in costs, coupled with improved productivity. As a result ERPM has reported a net profit for the months of September and October 2004, and the original planned closure of the underground section has been postponed. After discussions with the relevant Government agencies, ERPM has also been awarded a state pumping subsidy of R1 million per month from April 1, 2004, to March 31, 2005, plus an additional R7 million as a first phase to install eight high pressure concrete plugs to isolate the Far East Vertical and South East Vertical shafts. Government will be assessing the pumping subsidy on a year by year basis and the payment towards the plugs at the end of each phase of the work. The installation of the plugs will be in three phases, commencing December 2004, and is planned to be completed by August 2008.

      CGR has continued to make net losses subsequent to year end.

      On the basis that the pumping subsidy remains in place, Government assists with providing funds for the eight plugs to be installed, the capitalization of interest on debt and shareholders' loans continues and the support of shareholders and creditors continues, the forecast cash flows indicate that the Group will be able to meet their obligations as they fall due. The going concern basis has therefore been applied in preparing the financial statements.

20. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (US GAAP)

      The financial statements have been prepared in accordance with South African Statements of Generally Accepted Accounting Practice (SA GAAP). SA GAAP differs, in certain respects, from US GAAP. The following is a summary description of these differences:

20.1  Impairment of assets

      Under SA GAAP, mining assets are evaluated for impairment based on the latest available information. For US GAAP purposes, in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for Impairment of Disposal of Long-Lived Assets, only impairment indicators in existence at the balance sheet date, are considered. Accordingly, there is a timing difference of when impairments are recorded under SA GAAP and US GAAP.

20.2  Post-retirement medical benefits

      Under SA GAAP, only the contractual liability for post-retirement medical benefits is accounted for. Under US GAAP these benefits are accounted in accordance with the provisions of SFAS No. 106, Employer's Accounting for Post Retirement Benefits Other Than Pensions, which states that both the contractual liability and the liability in excess of contributions made by plan members are accounted for. The result is therefore an increased liability under US GAAP.

20.3  By-product revenue

      Under SA GAAP, revenue includes by-product revenue which is an amount generated from the sale of silver (refer to note 2 to the financial statements). Under US GAAP, by-product revenue is excluded from the revenue amount and is offset against production costs.

CROWN GOLD RECOVERIES (PROPRIETARY) LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS for the years ended June 30, 2004 and 2003 (continued)

20. ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES OF AMERICA (US GAAP) (continued)

20.4  Other Comprehensive Income

      Under SA GAAP, unrealized gains or losses on investments are included in earnings for the year. Under US GAAP, SFAS No. 130, Comprehensive Income, unrealized gains or losses are included as other comprehensive income in the Statement of Stockholders' Equity.

20.5  Bank overdraft

      Under SA GAAP, the bank overdraft balance is offset against cash and cash equivalents in the cash flow statement. Under US GAAP, SFAS No. 95, Statement of Cash Flows, the movement in the bank overdraft balance is disclosed under net cash generated in financing activities in the statement of cash flows.